Exhibit 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

March 23, 2012

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Zynga Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-180078) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 49,414,526 shares (“Stockholder Shares”) of the Company’s Class A common stock, par value $0.00000625 to be sold by certain selling stockholders, which includes up to 6,445,373 shares that may be sold pursuant to the exercise of an over-allotment option granted to the underwriters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon certificates of the selling stockholders and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David Peinsipp
David Peinsipp

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415)  693-2000 F: (415) 693-2222 WWW.COOLEY.COM